Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

Target Reports Fourth Quarter and Fiscal 2012 Earnings

Adjusted EPS of $1.65 in the fourth quarter and $4.76 for full-year 2012

GAAP EPS of $1.47 in the fourth quarter and $4.52 for full-year 2012

•                  Target’s full-year 2012 adjusted earnings per share of $4.76 and GAAP earnings per share of $4.52 both exceeded the expected range provided at the beginning of the year.

•                  In 2012, U.S. Retail Segment EBIT grew 5.3 percent on 5.1 percent sales growth.

•                  The U.S. Credit Card Segment experienced a full-year 2012 spread to LIBOR of 9.1 percent, significantly better than expectations one year ago.

•                  In 2012, the Company returned more than $2.7 billion to shareholders through dividends and share repurchase, representing more than 90 percent of net earnings.

MINNEAPOLIS (February 27, 2013) — Target Corporation (NYSE: TGT) today reported fourth quarter net earnings of $961 million, or $1.47 per share, and full-year net earnings of $2,999 million, or $4.52 per share. Adjusted earnings per share, a measure the Company believes is useful in providing period-to-period comparisons of the results of its U.S. operations, were $1.65 in fourth quarter 2012, up 10.1 percent from $1.49 in 2011. Full-year adjusted earnings per share were $4.76, up 7.9 percent from $4.41 in 2011. A reconciliation of non-GAAP financial measures to GAAP measures is provided in the tables attached to this press release. All earnings per share figures refer to diluted earnings per share.

– more –

“We’re pleased with Target’s fourth quarter performance, particularly in the face of a highly promotional retail environment and continued consumer uncertainty,” said Gregg Steinhafel, chairman, president, and chief executive officer of Target Corporation. “Outstanding discipline and execution by our team allowed us to achieve our full-year financial and strategic goals in 2012. We believe these results position us well to deliver on significant plans in 2013, including completion of the largest store opening program in our company’s history with 124 stores in Canada and additional Target and CityTarget locations in the U.S., investing in new processes and technology that will improve our guests’ multichannel experience and closing the sale of our credit card receivables.”

Fiscal 2013 Earnings Guidance

For fiscal 2013, the Company expects adjusted EPS of $4.85 to $5.05 and GAAP EPS of $4.70 to $4.90. The difference between the adjusted and GAAP EPS ranges reflects expected EPS dilution related to our Canadian Segment of approximately (45) cents, partially offset by expected one-time accounting impacts of approximately 30 cents associated with the sale of Target’s entire consumer credit card receivables portfolio to TD Bank Group, which the Company now expects to close in first quarter 2013.

In first quarter 2013, the Company expects adjusted EPS of $1.10 to $1.20 and GAAP EPS of $1.22 to $1.32. The difference between the adjusted and GAAP EPS ranges reflects expected EPS dilution related to our Canadian Segment of approximately (23) cents, more-than-offset by expected one-time accounting impacts of approximately 35 cents associated with the sale of Target’s entire consumer credit card receivables portfolio to TD Bank Group.

U.S. Retail Segment Results

As previously reported, sales increased 6.8 percent to $22.4 billion in fourth quarter 2012 from $20.9 billion last year, reflecting a 0.4 percent increase in comparable-store sales combined with the contribution from new stores and one additional accounting week(1). Segment earnings before interest expense and income taxes (EBIT) were $1,677 million in the fourth quarter of 2012, an increase of 3.2 percent from $1,625 million in 2011.

Fourth quarter EBITDA and EBIT margin rates were 9.8 percent and 7.5 percent, respectively, compared with 10.3 percent and 7.8 percent in 2011. Fourth quarter gross margin rate declined to 27.8 percent in 2012 from 28.4 percent in 2011, reflecting the impact of the Company’s integrated growth strategies combined with the impact of markdowns on seasonal merchandise. Fourth quarter selling, general and administrative (SG&A) expense rate was 18.0 percent in 2012, compared with 18.1 percent in 2011.

Full-year 2012 sales increased 5.1 percent to $72.0 billion from $68.5 billion in 2011, reflecting a 2.7 percent increase in comparable-store sales combined with the contribution from new stores and one additional accounting week(1).  Full-year segment EBIT was $5,019 million in 2012, an increase of 5.3 percent from $4,765 million in 2011.

Full-year 2012 EBITDA and EBIT margin rates were 9.8 percent and 7.0 percent, respectively, compared with 10.0 percent and 7.0 percent in 2011. Full-year gross margin rate was 29.7 percent in 2012, compared with 30.1 percent in 2011, reflecting the impact of the Company’s integrated growth strategies. Full-year SG&A expense rate was 19.9 percent in 2012, compared with 20.1 percent in 2011.

(1)The three- and twelve-month periods ended February 2, 2013 were 14- and 53-week periods, respectively, compared with 13- and 52-week periods in 2011. The extra week has been excluded from the comparable-store sales calculation.

U.S. Credit Card Segment Results(2)

Fourth quarter average receivables decreased 4.6 percent to $6.1 billion in 2012 from $6.4 billion in 2011. Fourth quarter 2012 portfolio spread to LIBOR was $141 million, or 8.5 percent, compared with $111 million, or 6.9 percent, in 2011. Performance in fourth quarter 2012 reflected a $10 million reduction in the allowance for doubtful accounts, compared with a $1 million reduction in fourth quarter 2011.

Average receivables for the full year decreased 5.1 percent to $6.0 billion in 2012 from $6.3 billion in 2011. Fiscal year 2012 portfolio spread to LIBOR was $555 million, or 9.1 percent, compared with $663 million, or 10.5 percent, in 2011. Fiscal year performance reflected a $95 million reduction in the allowance for doubtful accounts, compared with a $260 million reduction in 2011.

(2)The Company intends to continue reporting a U.S. Credit Card Segment until the credit card receivables transaction with TD Bank Group closes in 2013. The segment results will continue to be reported on the same basis as historical results.

Canadian Segment Results

Fourth quarter and full-year 2012 EBIT was $(148) million and $(369) million, respectively, due to start-up expenses, depreciation and amortization related to the Company’s expected market entry in 2013. Total expenses related to investments in Target’s Canadian market entry reduced Target’s earnings per share by approximately 18 cents in fourth quarter 2012 and 48 cents in fiscal 2012(3).

(3)This amount includes interest expense and tax expense that are not included in the segment measure of profit.  A reconciliation of non-GAAP measures is included in the tables attached to this release.

Interest Expense and Taxes

Net interest expense for the fourth quarter was $204 million, compared with $292 million in fourth quarter 2011. Full-year interest expense was $762 million in 2012, compared with $866 million in 2011. Decreases in fourth quarter and full-year interest expense were due primarily to an $87 million charge related to the early retirement of debt in fourth quarter 2011.

The Company’s effective income tax rate was 34.3 percent in the fourth quarter and 34.9 percent for the full year 2012. The full-year 2012 effective income tax rate includes the favorable resolution of various income tax matters that benefited EPS by approximately 9 cents. In 2011, the favorable resolution of various income tax matters increased fourth quarter EPS by approximately 10 cents and increased full-year EPS by approximately 12 cents.

Capital Returned to Shareholders

In fourth quarter 2012, the Company repurchased approximately 10.4 million shares of its common stock at an average price of $61.96 for a total investment of $645 million. The Company also paid dividends of $234 million during the quarter.

For the full year, the Company repurchased approximately 32.2 million shares of its common stock at an average price of $58.96 for a total investment of $1.90 billion, and paid dividends of $869 million. Shares acquired in fiscal 2012 represent 4.8 percent of shares outstanding at the beginning of the fiscal year.

Accounting Considerations

As a result of Target’s agreement to sell its entire consumer credit card receivables portfolio to TD Bank Group, GAAP earnings reflect fourth quarter and full-year pre-tax gains of $5 million and $161 million, respectively. These gains are related to the accounting treatment of the consumer credit card receivables as “held for sale” assets.

Miscellaneous

Target Corporation will webcast its fourth quarter earnings conference call at 9:30 a.m. CST today.  Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on March 1, 2013. The replay number is (855) 859-2056 (passcode: 78426370).

Statements in this release regarding full year and first quarter 2013 earnings guidance, the closing of the credit card receivables transaction and timing thereof, the deployment of proceeds and the transaction’s expected impact on earnings performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties include: (i) the risk that the credit card receivables transaction may not close or may not close on the expected timeline, and (ii) the risks described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 28, 2012 and Form 10-Q for the fiscal quarter ended July 28, 2012.

In addition to the GAAP results provided in this release, the Company provides adjusted diluted earnings per share for the three and twelve months ended February 2, 2013 and January 28, 2012, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s U.S. operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate adjusted EPS differently than the company does, limiting the usefulness of the measure for comparisons with other companies.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,778 stores across the United States and at Target.com. The Company plans to open its first stores in Canada in 2013. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	February 2,	January 28,		February 2,	January 28,
(millions, except per share data) (unaudited)	2013	2012	Change	2013	2012	Change
Sales	$22,370	$20,937	6.8%	$71,960	$68,466	5.1%
Credit card revenues	356	351	1.8	1,341	1,399	(4.1)
Total revenues	22,726	21,288	6.8	73,301	69,865	4.9
Cost of sales	16,160	14,986	7.8	50,568	47,860	5.7
Selling, general and administrative expenses	4,229	3,876	9.1	14,914	14,106	5.7
Credit card expenses	135	162	(16.5)	467	446	5.1
Depreciation and amortization	539	564	(4.4)	2,142	2,131	0.5
Gain on receivables held for sale	(5)	—	n/a	(161)	—	n/a
Earnings before interest expense and income taxes	1,668	1,700	(1.9)	5,371	5,322	0.9
Net interest expense	204	292	(30.2)	762	866	(12.0)
Earnings before income taxes	1,464	1,408	4.0	4,609	4,456	3.4
Provision for income taxes	503	427	17.8	1,610	1,527	5.4
Net earnings	$961	$981	(2.0)%	$2,999	$2,929	2.4%
Basic earnings per share	$1.48	$1.46	1.2%	$4.57	$4.31	5.9%
Diluted earnings per share	$1.47	$1.45	0.9%	$4.52	$4.28	5.6%
Weighted average common shares outstanding
Basic	648.8	669.7	(3.1)%	656.7	679.1	(3.3)%
Diluted	655.8	675.0	(2.8)%	663.3	683.9	(3.0)%

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

	February 2,	January 28,
(millions)	2013	2012
	(unaudited)
Assets
Cash and cash equivalents, including short-term investments of $130 and $194	$784	$794
Credit card receivables, held for sale	5,841	—
Credit card receivables, net of allowance of $0 and $430	—	5,927
Inventory	7,903	7,918
Other current assets	1,860	1,810
Total current assets	16,388	16,449
Property and equipment
Land	6,206	6,122
Buildings and improvements	28,653	26,837
Fixtures and equipment	5,362	5,141
Computer hardware and software	2,567	2,468
Construction-in-progress	1,176	963
Accumulated depreciation	(13,311)	(12,382)
Property and equipment, net	30,653	29,149
Other noncurrent assets	1,122	1,032
Total assets	$48,163	$46,630
Liabilities and shareholders’ investment
Accounts payable	$7,056	$6,857
Accrued and other current liabilities	3,981	3,644
Unsecured debt and other borrowings	1,494	3,036
Nonrecourse debt collateralized by credit card receivables	1,500	750
Total current liabilities	14,031	14,287
Unsecured debt and other borrowings	14,654	13,447
Nonrecourse debt collateralized by credit card receivables	—	250
Deferred income taxes	1,311	1,191
Other noncurrent liabilities	1,609	1,634
Total noncurrent liabilities	17,574	16,522
Shareholders’ investment
Common stock	54	56
Additional paid-in capital	3,925	3,487
Retained earnings	13,155	12,959
Accumulated other comprehensive loss
Pension and other benefit liabilities	(532)	(624)
Currency translation adjustment and cash flow hedges	(44)	(57)
Total shareholders’ investment	16,558	15,821
Total liabilities and shareholders’ investment	$48,163	$46,630
Common shares outstanding	645.3	669.3

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
	February 2,	January 28,
(millions)	2013	2012
	(unaudited)
Operating activities
Net earnings	$2,999	$2,929
Reconciliation to cash flow
Depreciation and amortization	2,142	2,131
Share-based compensation expense	105	90
Deferred income taxes	(14)	371
Bad debt expense(a)	206	154
Gain on receivables held for sale	(161)	—
Noncash (gains)/losses and other, net	14	22
Changes in operating accounts:
Accounts receivable originated at Target	(217)	(187)
Inventory	15	(322)
Other current assets	(123)	(150)
Other noncurrent assets	(98)	43
Accounts payable	199	232
Accrued and other current liabilities	138	218
Other noncurrent liabilities	120	(97)
Cash flow provided by operations	5,325	5,434
Investing activities
Expenditures for property and equipment	(3,277)	(4,368)
Proceeds from disposal of property and equipment	66	37
Change in accounts receivable originated at third parties	254	259
Other investments	102	(108)
Cash flow required for investing activities	(2,855)	(4,180)
Financing activities
Change in commercial paper, net	970	—
Additions to short-term debt	—	1,500
Reductions of short-term debt	(1,500)	—
Additions to long-term debt	1,971	1,994
Reductions of long-term debt	(1,529)	(3,125)
Dividends paid	(869)	(750)
Repurchase of stock	(1,875)	(1,842)
Stock option exercises and related tax benefit	360	89
Other	(16)	(6)
Cash flow required for financing activities	(2,488)	(2,140)
Effect of exchange rate changes on cash and cash equivalents	8	(32)
Net decrease in cash and cash equivalents	(10)	(918)
Cash and cash equivalents at beginning of period	794	1,712
Cash and cash equivalents at end of period	$784	$794

(a)Includes both bad debt expense on credit card receivables through the end of the third quarter of 2012 and net write-offs of credit card receivables during the fourth quarter of 2012.

Subject to reclassification

TARGET CORPORATION

U.S. Retail Segment

	Three Months Ended			Twelve Months Ended
U.S. Retail Segment Results	February 2,	January 28,		February 2,	January 28,
(millions) (unaudited)	2013	2012	Change	2013	2012	Change
Sales	$22,370	$20,937	6.8%	$71,960	$68,466	5.1%
Cost of sales	16,160	14,986	7.8	50,568	47,860	5.7
Gross margin	6,210	5,951	4.3	21,392	20,606	3.8
SG&A expenses(a)	4,028	3,786	6.4	14,342	13,774	4.1
EBITDA	2,182	2,165	0.8	7,050	6,832	3.2
Depreciation and amortization	505	540	(6.5)	2,031	2,067	(1.8)
EBIT	$1,677	$1,625	3.2%	$5,019	$4,765	5.3%

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

EBITDA is earnings before interest expense, income taxes, depreciation and amortization.

EBIT is earnings before interest expense and income taxes.

(a) Loyalty program charges were $83 million and $70 million for the three months ended February 2, 2013 and January 28, 2012, respectively, and $300 million and $258 million for the twelve months ended February 2, 2013 and January 28, 2012, respectively.  In all periods, these amounts were recorded as reductions to SG&A expenses within the U.S. Retail Segment and increases to operations and marketing expenses within the U.S. Credit Card Segment.

	Three Months Ended		Twelve Months Ended
U.S. Retail Segment Rate Analysis	February 2,	January 28,	February 2,	January 28,
(unaudited)	2013	2012	2013	2012
Gross margin rate	27.8%	28.4%	29.7%	30.1%
SG&A expense rate	18.0	18.1	19.9	20.1
EBITDA margin rate	9.8	10.3	9.8	10.0
Depreciation and amortization expense rate	2.3	2.6	2.8	3.0
EBIT margin rate	7.5	7.8	7.0	7.0

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Twelve Months Ended
Comparable-Store Sales	February 2,	January 28,	February 2,	January 28,
(unaudited)	2013	2012	2013	2012
Comparable-store sales change	0.4%	2.2%	2.7%	3.0%
Drivers of change in comparable-store sales:
Number of transactions	(1.0)	0.4	0.5	0.4
Average transaction amount	1.4	1.8	2.3	2.6
Selling price per unit	0.6	0.9	1.3	0.3
Units per transaction	0.7	0.9	1.0	2.3

The comparable-store sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended		Twelve Months Ended
REDcard Penetration	February 2,	January 28,	February 2,	January 28,
(unaudited)	2013	2012	2013	2012
Target Credit Cards	8.5%	7.4%	7.9%	6.8%
Target Debit Cards	7.0	3.4	5.7	2.5
Total Store REDcard Penetration	15.5%	10.8%	13.6%	9.3%

Represents the percentage of Target store sales that are paid for using REDcards.

	Number of Stores		Retail Square Feet(a)
Number of Stores and Retail Square Feet	February 2,	January 28,	February 2,	January 28,
(unaudited)	2013	2012	2013	2012
Target general merchandise stores	391	637	46,584	76,999
Expanded food assortment stores	1,131	875	146,249	114,219
SuperTarget stores	251	251	44,500	44,503
CityTarget stores	5	—	514	—
Total	1,778	1,763	237,847	235,721

(a) In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

U.S. Credit Card Segment

	Three Months Ended		Three Months Ended		Twelve Months Ended		Twelve Months Ended
	February 2, 2013		January 28, 2012		February 2, 2013		January 28, 2012
U.S. Credit Card Segment Results		Annualized		Annualized		Annualized		Annualized
(millions) (unaudited)	Amount	Rate(d)	Amount	Rate(d)	Amount	Rate(d)	Amount	Rate(d)
Finance charge revenue	$287	17.5%	$282	17.6%	$1,089	17.8%	$1,131	17.9%
Late fees and other revenue	48	2.9	46	2.9	173	2.8	179	2.8
Third party merchant fees	21	1.3	23	1.4	79	1.3	89	1.4
Total revenues	356	21.7	351	21.9	1,341	22.0	1,399	22.1
Bad debt expense(a)	55	3.4	87	5.4	196	3.2	154	2.4
Operations and marketing expenses(a)	154	9.4	145	9.0	562	9.2	550	8.7
Depreciation and amortization	3	0.2	4	0.2	13	0.2	17	0.3
Total expenses	212	12.9	236	14.7	771	12.6	721	11.4
EBIT	144	8.8	115	7.2	570	9.3	678	10.7
Interest expense on nonrecourse debt collateralized by credit card receivables	3		17		13		72
Segment profit	$141		$98		$557		$606
Average receivables funded by Target(b)	$4,602		$2,725		$4,569		$2,514
Segment pretax ROIC(c)	11.3%		14.3%		12.0%		24.1%

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

(a) The combination of bad debt expense and operations and marketing expenses, less amounts the U.S. Retail Segment charges the U.S. Credit Card Segment for loyalty programs, within the U.S. Credit Card Segment represent credit card expenses on the Consolidated Statements of Operations.  For the three and twelve months ended February 2, 2013, fourth quarter bad debt expense was replaced by net write-offs in this calculation. See footnote (a) to our U.S. Retail Segment Results table for an explanation of our loyalty program charges.

(b) Amounts represent the portion of average credit card receivables, at par, funded by Target. These amounts exclude $1,500 million and $1,423 million for the three and twelve months ended February 2, 2013, respectively, and $3,673 million and $3,801 million for the three and twelve months ended January 28, 2012, respectively, of receivables funded by nonrecourse debt collateralized by credit card receivables.

(c) ROIC is return on invested capital. This rate equals our segment profit divided by average credit card receivables, at par, funded by Target, expressed as an annualized rate. For the three and twelve months ended February 2, 2013, the additional week in each period has been adjusted to provide comparable results to the prior period.

(d) As an annualized percentage of average credit card receivables, at par. For the three and twelve months ended February 2, 2013, the additional week in each period has been adjusted to provide comparable results to the prior period.

	Three Months Ended			Three Months Ended			Twelve Months Ended			Twelve Months Ended
	February 2, 2013			January 28, 2012			February 2, 2013			January 28, 2012
	Yield			Yield			Yield			Yield
Spread Analysis - Total Portfolio	Amount	Annualized		Amount	Annualized		Amount	Annualized		Amount	Annualized
(unaudited)	(in millions)	Rate		(in millions)	Rate		(in millions)	Rate		(in millions)	Rate
EBIT	$144	8.8	%(c)	$115	7.2	%(c)	$570	9.3	%(c)	$678	10.7	%(c)
LIBOR(a)		0.2%			0.3%			0.2%			0.2%
Spread to LIBOR(b)	$141	8.5	%(c)	$111	6.9	%(c)	$555	9.1	%(c)	$663	10.5	%(c)

Note: Numbers are individually rounded.

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

(a) Balance-weighted one-month LIBOR.

(b) Spread to LIBOR is a metric used to analyze the performance of our total credit card portfolio because the majority of our portfolio earns finance charge revenue at rates tied to the Prime Rate, and the interest rate on all nonrecourse debt collateralized by credit card receivables is tied to LIBOR.

(c) As an annualized percentage of average credit card receivables, at par. For the three and twelve months ended February 2, 2013, the additional week in each period has been adjusted to provide comparable results to the prior period.

	Three Months Ended			Twelve Months Ended
Receivables Rollforward Analysis	February 2,	January 28,		February 2,	January 28,
(millions) (unaudited)	2013	2012	Change	2013	2012	Change
Beginning credit card receivables, at par	$5,836	$6,144	(5.0)%	$6,357	$6,843	(7.1)%
Charges at Target	2,152	1,750	23.0	6,294	5,098	23.5
Charges at third parties	1,221	1,306	(6.5)	4,709	5,192	(9.3)
Payments	(3,449)	(3,077)	12.1	(12,286)	(11,653)	5.4
Other	264	234	13.5	950	877	8.3
Period-end credit card receivables, at par	$6,024 (a)	$6,357	(5.2)%	$6,024 (a)	$6,357	(5.2)%
Average credit card receivables, at par	$6,102	$6,398	(4.6)%	$5,992	$6,314	(5.1)%
Accounts with three or more payments (60+ days) past due as a percentage of period-end credit card receivables, at par	2.7%	3.3%		2.7%	3.3%
Accounts with four or more payments (90+ days) past due as a percentage of period-end credit card receivables, at par	1.9%	2.3%		1.9%	2.3%

	Three Months Ended			Twelve Months Ended
Allowance for Doubtful Accounts	February 2,	January 28,		February 2,	January 28,
(millions) (unaudited)	2013	2012	Change	2013	2012	Change
Allowance at beginning of period	$345	$431	(20.1)%	$430	$690	(37.7)%
Bad debt expense	55	87	(36.6)	196	154	27.3
Write-offs(b)	(98)	(124)	(21.2)	(424)	(572)	(25.8)
Recoveries(b)	33	36	(7.0)	133	158	(15.2)
Segment allowance at end of period	$335 (a)	$430	(22.0)%	$335 (a)	$430	(22.0)%
As a percentage of period-end credit card receivables, at par	5.6%	6.8%		5.6%	6.8%
Net write-offs as an annualized percentage of average credit card receivables, at par	4.2%	5.5%		4.9%	6.6%

(a) We continue to recognize an allowance for doubtful accounts and bad debt expense within our U.S. Credit Card Segment, which allows us to evaluate the performance of the portfolio. The allowance for doubtful accounts is eliminated in consolidation to present the receivables at the lower of cost (par) or fair value. Period-end credit card receivables, at par, less the segment allowance at the beginning of the three months ended February 2, 2013, when the receivables were first classified as held for sale, plus the gain on receivables held for sale of $161 million for the twelve months ended February 2, 2013 represents credit card receivables, held for sale as reported on the Consolidated Statements of Financial Position.

(b) Write-offs include the principal amount of losses (excluding accrued and unpaid finance charges), and recoveries include current period collections on previously written-off balances. These amounts combined represent net write-offs.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended			Twelve Months Ended
Canadian Segment Results	February 2,	January 28,		February 2,	January 28,
(millions) (unaudited)	2013	2012	Change	2013	2012	Change
Sales	$—	$—	—%	$—	$—	—%
Cost of sales	—	—	—	—	—	—
Gross margin	—	—	—	—	—	—
SG&A expenses(a)	118	20	478.8	272	74	268.7
EBITDA	(118)	(20)	478.8	(272)	(74)	268.7
Depreciation and amortization(b)	30	20	52.5	97	48	103.2
EBIT	$(148)	$(40)	268.1%	$(369)	$(122)	203.5%

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

(a) SG&A expenses include start-up costs consisting primarily of compensation, benefits and third-party service expenses.

(b) Depreciation and amortization results from depreciation of capital lease assets and leasehold interests. For the three and twelve months ended February 2, 2013, the lease payment obligation also gave rise to $20 million and $78 million of interest expense, respectively, compared with $19 million and $44 million for the three and twelve months ended January 28, 2012, respectively, recorded in our Consolidated Statements of Operations.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	February 2,	January 28,		February 2,	January 28,
(unaudited)	2013	2012	Change	2013	2012	Change
GAAP diluted earnings per share	$1.47	$1.45	0.9%	$4.52	$4.28	5.6%
Adjustments	0.18	0.04		0.24	0.13
Adjusted diluted earnings per share	$1.65	$1.49	10.1%	$4.76	$4.41	7.9%

A detailed reconciliation is provided below.

(millions, except per share data) (unaudited)	U.S. Retail	U.S. Credit Card	Total U.S.	Canadian	Other		Consolidated GAAP Total
Three Months Ended February 2, 2013
Segment profit	$1,677	$141	$1,817	$(148)	$—		$1,669
Other net interest expense(a)			181	20	—		201
Adjustment related to receivables held for sale(b)			—	—	4		4
Earnings before income taxes			1,636	(168)	(4)		1,464
Provision for income taxes(c)			557	(51)	(3	)(e)	503
Net earnings			$1,079	$(117)	$(1)		$961
Diluted earnings per share(d)			$1.65	$(0.18)	$—		$1.47
Three Months Ended January 28, 2012
Segment profit	$1,625	$98	$1,723	$(40)	$—		$1,683
Other net interest expense(a)			169	19	87	(f)	275
Earnings before income taxes			1,554	(59)	(87)		1,408
Provision for income taxes(c)			545	(16)	(102	)(e)	427
Net earnings			$1,009	$(43)	$15		$981
Diluted earnings per share(d)			$1.49	$(0.06)	$0.02		$1.45

Twelve Months Ended February 2, 2013
Segment profit	$5,019	$557	$5,576	$(369)	$—		$5,206
Other net interest expense(a)			672	78	—		749
Adjustment related to receivables held for sale(b)			—	—	(152)		(152)
Earnings before income taxes			4,904	(447)	152		4,609
Provision for income taxes(c)			1,744	(132)	(3	)(e)	1,610
Net earnings			$3,160	$(315)	$155		$2,999
Diluted earnings per share(d)			$4.76	$(0.48)	$0.23		$4.52
Twelve Months Ended January 28, 2012
Segment profit	$4,765	$606	$5,371	$(122)	$—		$5,250
Other net interest expense(a)			663	44	87	(f)	794
Earnings before income taxes			4,708	(166)	(87)		4,456
Provision for income taxes(c)			1,690	(47)	(117	)(e)	1,527
Net earnings			$3,018	$(119)	$30		$2,929
Diluted earnings per share(d)			$4.41	$(0.17)	$0.04		$4.28

Note: Our segment measure of profit is used by management to evaluate the return on our investment and to make operating decisions. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share, which excludes the impact of our planned 2013 Canadian market entry, the adjustment related to receivables held for sale, favorable resolution of various income tax matters and the loss on early retirement of debt. We believe this information is useful in providing period-to-period comparisons of the results of our U.S. operations. The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding.

Note: The three and twelve months ended February 2, 2013 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable prior-year periods.

(a) Represents interest expense, net of interest income, not included in U.S. Credit Card segment profit.  For the three and twelve months ended February 2, 2013, U.S. Credit Card segment profit included $3 million and $13 million of interest expense on nonrecourse debt collateralized by credit card receivables, respectively, compared with $17 million and $72 million in the respective prior year periods. These amounts, along with other net interest expense, equal consolidated GAAP net interest expense.

(b) Represents the gain on receivables held for sale recorded in our Consolidated Statements of Operations, plus the difference between U.S. Credit Card Segment bad debt expense and net write-offs for the three months ended February 2, 2013.

(c) Taxes are allocated to our business segments based on income tax rates applicable to the operations of the segment for the period.

(d) For the three and twelve months ended February 2, 2013, average diluted shares outstanding were 655.8 million and 663.3 million, respectively. For the three and twelve months ended January 28, 2012, average diluted shares outstanding were 675.0 million and 683.9 million, respectively.

(e) Represents the effect of the resolution of income tax matters. The results for the three and twelve months ended February 2, 2013 also include a $(2) million and $55 million tax provision/(benefit) for the adjustment related to receivables held for sale, respectively, while the results for the three and twelve months ended January 28, 2012 include the tax effect of the loss on early retirement of debt of $32 million in both periods.

(f) Represents the loss on early retirement of debt.

Subject to reclassification